Exhibit 99.2

cwb Holdings, inc.

Amendment No. 1 to 2015 stock option Plan

June 29, 2018

WHEREAS, CWB Holdings, Inc. (the “Company”) is the sponsor of the CWB Holdings, Inc. 2015 Stock Option Plan (the “Plan”); and

WHEREAS, the Company desires to make a clarifying amendment to the Plan to provide for clearer adjustment provisions in connection with corporate transactions;

WHEREAS, pursuant to Section 12(a)(1) of the Plan the Board of Directors of the Company is authorized to amend the Plan or any Option granted under the Plan at any time and as it may consider and advisable subject to applicable law.

NOW, THEREFORE, effective as of June 29, 2018, the Plan is hereby amended as follows:

1.	Sections 8(i)(2) of the Plan is hereby deleted in its entirety and replaced with the following:

“In the event of the proposed dissolution or liquidation of the Corporation, or any corporate separation or division, including, but not limited to, split-up, split-off or spin-off, or a merger or consolidation of the Corporation with another corporation (such event, a “Corporate Transaction”), the Committee may (A) provide that each outstanding Option shall immediately terminate upon the effective time of such Corporate Transaction; provided, however, that the holder of each Option then exercisable shall have the right to exercise such Option (at its then current Option Price) immediately prior to the consummation of the Corporate Transaction and receive the kind and amount of shares of stock and other securities, property, cash or any combination thereof receivable upon such Corporate Transaction by a holders of Common Stock; (B) provide that each Option granted under the Plan shall terminate as of a date fixed by the Committee; provided, however, that not less than 30 days’ written notice of the date so fixed shall be given to each Recipient, who shall have the right, during the period of 30 days preceding such termination, to exercise the Option as to all or any part of the shares of Common Stock covered thereby, including shares as to which such Option would not otherwise be exercisable; or (C) make adjustments to all outstanding Options, including but not limited to modifying the number, kind and price of securities subject to Options, as the Committee determines to be appropriate and equitable.”

2.	Except as set forth in this Amendment, the Plan shall be unaffected hereby and shall remain in full force and effect.

[Signature Page Immediately Follows]

In Witness Whereof, the undersigned has caused this Amendment to be executed as of the date first set forth above.

CWB HOLDINGS, INC.

By:	/s/ Hesaam Moallem
Name:	Hesaam Moallem
Title:	Chief Executive Officer

[Signature Page to 2015 Stock Option Plan Amendment No. 1]